As filed with the Securities and Exchange Commission on March 23, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART GLOBAL HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-1013909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Maples Corporate Services Limited

P.O. Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

(Address of principal executive offices, including zip code)

SMART Global Holdings, Inc. 2018 Employee Share Purchase Plan

(Full title of the plan)

Bruce Goldberg

Vice President, Chief Legal Officer and Chief Compliance Officer

SMART Global Holdings, Inc.

39870 Eureka Drive

Newark, CA 94560

(Name and address of agent for service)

(510) 624-8159

(Telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Ordinary shares, $0.03 par value per share, to be issued under the SMART Global Holdings, Inc. 2018 Employee Share Purchase Plan (the “Plan”)	350,000	$43.72	$15,302,000.00	$1,905.10

(1)	In the event of a share split, share dividend or similar transaction involving the Registrant’s ordinary shares, $0.03 par value per share, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ordinary shares on March 19, 2018.
(3)	Rounded up to the nearest cent.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by SMART Global Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 25, 2017, filed on October 13, 2017, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended November 24, 2017, filed on December 21, 2017, and for the fiscal quarter ended February 23, 2018, filed on March 22, 2018, which contain unaudited interim financial statements;

(c)	The Company’s Current Reports on Form 8-K filed on September 21, 2017, October 23, 2017, November 9, 2017, January 22, 2018, January 30, 2018, February 2, 2018 and March 14, 2018; and

(d)	The description of the Company’s capital stock which is contained in the Company’s Exchange Act Registration Statement on Form 8-A filed on May 23, 2017 (File No. 001-38102), including any amendments or supplements thereto.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith), and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As we are a Cayman Islands exempted company, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of our directors and officers. Although the Companies Law does not specifically restrict a Cayman Islands exempted company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been actual fraud, willful default or reckless disregard on the part of the director or officer in question.

Our amended and restated memorandum and articles of association provide that each of our directors, agents or officers shall be indemnified out of our assets against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability, if any, that he may incur by his own willful neglect or default. No such director, agent or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the willful neglect or default of such director, agent or officer.

We have also entered into indemnification agreements with our directors and executive officers under which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. The indemnification agreements are governed under Cayman Islands law or New York law.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

The Underwriting Agreement, filed as Exhibit 1.1 to Amendment No. 1 to the Registration Statement on Form S-1 on May 11, 2017, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description

3.1	Amended and Restated Memorandum and Articles of Association of SMART Global Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 29, 2017).

4.1	Amended and Restated Sponsor Shareholders Agreement, dated as of May 30, 2017, by and among the Issuer, SLP III Cayman, SLTI III Cayman, SLS Cayman, SLTI Sumeru Cayman, Mr. Ajay B. Shah, Krishnan-Shah Family Partners, L.P., Fund No. 1, Krishnan-Shah Family Partners, L.P., Fund No. 3, Krishnan-Shah Family Partners, L.P., Fund No. 4, and The Ajay B. Shah and Lata K. Shah 1996 Trust u/a/d 5/28/1996 (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 29, 2017).

4.2	Amended and Restated Registration Rights Agreement, dated as of November 5, 2016, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P., Mr. Ajay B. Shah, Krishnan-Shah Family Partners, L.P., Fund No. 1, Krishnan-Shah Family Partners, L.P., Fund No. 3, Krishnan-Shah Family Partners, L.P., Fund No. 4, The Ajay B. Shah and Lata K. Shah 1996 Trust u/a/d 5/28/1996, Mr. Mukesh A. Patel, Patel Family Partners, LP – Fund No. 2, The Patel Revocable Trust u/a/d 6/6/2002, the Management Holders and the Warrant Holders (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A, filed on May 11, 2017).

4.3	Saleen Holdings, Inc. Employee Investors Shareholders Agreement, dated as of August 26, 2011, by and among Saleen Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P. and the Employee Investors (incorporated by reference to Exhibit 4.4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A, filed on May 11, 2017).

4.4	Amended and Restated Investors Shareholders Agreement, dated as of November 5, 2016, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors and Form of Amendment No. 2 to Investors Shareholders Agreement, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors (incorporated by reference to Exhibit 4.5 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1/A, filed on May 22, 2017).

4.5	Amendment No. 2 to Investors Shareholders Agreement, dated May 30, 2017, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 29, 2017).

4.6	Amendment No. 3 to Investors Shareholders Agreement, dated as of October 17, 2017, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on October 23, 2017).

4.7	Amendment No. 4 to Investors Shareholders Agreement, dated as of January 29, 2018, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on February 2, 2018).

4.8	Form of Warrant to Purchase Ordinary Shares and Form of Amended and Restated Warrant to Purchase Ordinary Shares (with respect to the Second Tranche Warrants) (incorporated by reference to Exhibit 4.6 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A, filed on May 11, 2017).

5.1*	Opinion of Maples and Calder.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1).

24.1*	Power of Attorney (included with the signature page in Part II of this Registration Statement).

99.1	SMART Global Holdings, Inc. 2018 Employee Share Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on December 15, 2017).
*	Filed herewith.

Item 9. Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, SMART Global Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 23rd day of March, 2018.

SMART Global Holdings, Inc.

By:	/s/ Iain MacKenzie
	Name:	Iain MacKenzie
	Title:	President and Co-Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Iain MacKenzie, Jack Pacheco and Bruce Goldberg as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable SMART Global Holdings, Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature /s/ Iain MacKenzie	Title	Date
Iain MacKenzie /s/ Ajay Shah	President and Co-Chief Executive Officer (Principal Executive Officer and Director)	March 23, 2018
Ajay Shah /s/ Jack Pacheco	Co-Chief Executive Officer (Principal Executive Officer and Director)	March 23, 2018
Jack Pacheco /s/ Randy Furr	Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2018
Randy Furr /s/ Kenneth Hao	Director	March 23, 2018
Kenneth Hao /s/ Paul Mercadante	Director	March 23, 2018
Paul Mercadante /s/ Jason White	Director	March 23, 2018
Jason White /s/ Mukesh Patel	Director	March 23, 2018
Mukesh Patel /s/ Sandeep Nayyar	Director	March 23, 2018
Sandeep Nayyar	Director	March 23, 2018